EXHIBIT 10.23

               HOME OFFICE REFERENCE LABORATORY, INC.
               STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


          1.  Purpose.

          The purpose of the Home Office Reference Laboratory, Inc. Stock Plan for Non-Employee Directors (the "Plan") is to provide eligible Directors of Home Office Reference Laboratory, Inc. ("HORL") with an additional proprietary interest in HORL's success and progress by granting them a portion of their annual retainer fees in shares of HORL common stock ("Shares").

          2.  Administration.

          The Plan shall be administered, construed and interpreted by a committee (the "Committee") which shall consist of not less than three members of the Board of Directors of HORL who are not eligible to receive grants under
Section 4 of the Plan.

          3.  Shares Subject to the Plan.

          The total number of Shares which may be granted under the Plan shall not exceed 100,000 shares, subject, however, to adjustment as provided in
Section 7 hereof. The Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

          4.  Eligibility.

          All members of the Board of Directors of HORL who are not employees of HORL or any of its subsidiaries or affiliates shall be eligible to participate in the Plan (the "Eligible Directors"). Such persons shall cease to be Eligible Directors at the time that their membership on the Board of Directors of HORL terminates.

          5.  Compensation for Services.

          Each person who is an Eligible Director of HORL shall receive as compensation for his services $500 for each meeting of the Board of Directors and Committee of the Board of Directors attended, plus reimbursement for reasonable expenses incurred in attending such meetings. Each person who is an Eligible Director of HORL on the first business day of June of each year shall also receive as compensation for his services an annual retainer fee of (a) $5,000 in cash and (b) a grant of a number of Shares having a value equal to $10,000, based upon the average of the closing prices of the Shares on the last five business days of May of each year. Each Director appointed by the Board of Directors to fill a vacancy or a newly created directorship resulting from any increase in the authorized number of Directors as of any date other than the date of the annual meeting of the stockholders of HORL shall receive a proportionate share of the foregoing cash payment of $5,000 and a proportionate grant of a number of Shares having a value equal to $10,000, based upon the average of the closing prices of the Shares on the last five business days of the month of his appointment as a Director of HORL, which shall be determined by multiplying such amounts by a fraction (i) the numerator of which shall be the number of full or partial months such Director is scheduled to be serve between the date of his election as a Director and the month during which the next succeeding annual meeting of the stockholders of HORL is scheduled to be held, and (ii) the denominator of which shall be twelve. Any fractional share which may be issuable pursuant to this Section 5 shall be rounded to the nearest whole share.

          6.  General Restrictions.

          Each grant of Shares under the Plan shall be subject to the requirement that if at any time HORL shall determine that (a) the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or (b) the consent or approval of any regulatory body, or (c) any agreement by the recipient of a grant with respect to the disposition of the Shares, is necessary or desirable as a condition of or in connection with such grant of Shares, such grant shall not be made until such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to HORL. Neither HORL nor its directors or officers nor the Committee shall have any obligation or liability to any Eligible Director with respect to which the grant or issuance of such Shares shall not be effected because of any such restriction.

          7.  Adjustments.

          In the event of a recapitalization, stock split, stock dividend, combination or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other similar change in the corporate structure of HORL or the Shares, the Committee may make such equitable adjustments to prevent dilution or enlargement of rights in the number and class of Shares authorized to be granted hereunder as the Committee in its absolute discretion may deem appropriate.

          8.  Amendment of the Plan.

          The Board of Directors may terminate, amend, modify or suspend the Plan at any time, provided that the Board may not, without the approval of a majority of the outstanding Shares of HORL, increase the total number of Shares which may be granted under the Plan or the number of Shares which may be granted to any Eligible Director (other than increases pursuant to Section 7 hereof), or change the requirements as to eligibility for participation in the
Plan.  The provisions of the Plan that   determine the eligibility requirements
for participation and the amount, price and timing of grants of Shares shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act ("ERISA"), or the rules promulgated thereunder.

          9.  Miscellaneous.

          (a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board of Directors to nominate any Director for reelection by the stockholders of HORL.

          (b) Until the issuance of stock certificates, no right to vote or receive dividends or any other right as a shareholder of HORL shall exist with respect to the grant of Shares pursuant to the Plan.

          (c) None of the benefits under the Plan are subject to the claims of creditors of Eligible Directors or their beneficiaries, nor are they subject to attachment, garnishment or any other legal process. Neither an Eligible Director nor such Eligible Director's beneficiaries may assign, sell, transfer, borrow on or otherwise encumber any beneficial interest in the Plan, other than transfers by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, as defined by the Code, ERISA or the rules promulgated thereunder.

          (d) For purposes of this Plan, a "subsidiary" means any person or organization more than 50% of whose outstanding voting securities is owned by HORL, and an "affiliate" means any person or organization that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, HORL.

          10.  Effective Date.

          The Plan shall become effective upon adoption by the Board of Directors of HORL, subject to the approval by the holders of a majority of the outstanding Shares at the 1992 annual meeting of the stockholders of HORL.